EXHIBIT 99.01

Press Release

ELAPRASE® for the treatment of Hunter syndrome approved by the European Commission

Basingstoke, UK and Cambridge, MA U.S. - 11 January 2007 - Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces today that the European Commission has granted a marketing authorisation for the use of ELAPRASE® (idursulfase) for the long-term treatment of patients with Hunter syndrome (Mucopolysaccharidosis II or MPS II).1 ELAPRASE is the first and only enzyme replacement therapy for people suffering from Hunter syndrome and it was launched in the U.S. in July 2006. Pricing and reimbursement procedures are already underway for ELAPRASE in many European countries and it will be launched across the majority of European countries in 2007.

More than 200 patients currently receive ELAPRASE therapy -- just over 100 in countries across Europe through pre-approval access programmes and just over 100 in the U.S. It is estimated that there are around 2,000 Hunter syndrome patients worldwide in countries where reimbursement is possible and approximately 400 patients have been diagnosed with this condition in Europe so far.

Says Matthew Emmens, Chief Executive Officer of Shire: “We are very pleased with this next step in the global development of ELAPRASE. Hunter syndrome is a rare and devastating condition. The availability of this treatment will potentially have a huge impact on patients’ lives.”

ELAPRASE is a purified form of the lysosomal enzyme iduronate-2-sulfatase (I2S) and is produced by recombinant DNA technology in a human cell line. ELAPRASE, delivered by weekly infusions, replaces the deficient or missing enzyme that Hunter syndrome patients fail to produce in sufficient quantities.2-5

Hunter syndrome is a very rare, progressive and life threatening condition, which primarily affects males. It is one of several hereditary metabolic diseases, known collectively as lysosomal storage disorders. Individuals with Hunter syndrome lack the enzyme I2S which is essential in the continuous process of breaking down and recycling of complex carbohydrates called glycosaminoglycans (GAG). Life expectancy for severely affected patients is only 10-20 years.6

Marketing authorisation for ELAPRASE® follows the positive opinion issued by The Committee for Medicinal Products for Human Use (CHMP) in October 2006.

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For further information please contact:
Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595
Media	Jessica Mann (Rest of the World)	+44 1256 894 280 8252
	Matthew Cabrey (North America)	+1 484 595 8248

References
1.	European Public Assessment Report for Elaprase (idursulfase) http://www.emea.europa.eu
2.	Froissart R et al. Mucopolysaccharidosis type II – genotype/phenotype aspects. Acta Paediatr suppl. 2002;439 :82-87
3.	Kolodny EH et al. Storage diseases of the reticuloendothelial system. In: Nathan DG et al. Nathan and Oski’s Hematology of Infancy and Childhood. 5th ed. Philadelphia, Pa: WB Saunders Co;1998:1461-1507
4.	Vellodi A et al. Long-term follow-up following bone marrow transplantation for Hunter Disease. J Inher Metab Dis, 1999:22:638-648
5.	Hunter Syndrome. National Organization for Rare Disorders. www.rarediseases.org. January 2006
6.	Medline Plus. Hunter syndrome. http://www.nlm.nih.gov/medlineplus/ency/article/001203.htm.Accessed Nov 2006

Notes to editors

About idursulfase
Idursulfase is a purified form of the lysosomal enzyme iduronate-2-sulfatase and is produced by recombinant DNA technology in a human cell line.

About Hunter Syndrome
Shire estimates that there are approximately 2,000 patients worldwide afflicted with Hunter Syndrome in countries where reimbursement may be possible.

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

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“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire's Attention Deficit and Hyperactivity Disorder (ADHD) franchise; patents, including but not limited to, legal challenges relating to Shire's ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of SPD503 (guanfacine extended release) (ADHD), SPD465 (extended release triple-bead mixed amphetamine salts) (ADHD), MESAVANCE (mesalamine) with MMX technology (SPD476) (ulcerative colitis) and VYVANSE™ (NRP104) (lisdexamfetamine dimesylate) (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire's ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2005.

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